Exhibit 10.42

SYNPLICITY, INC. LETTER OF PROMOTION

May 12, 2005

[Address]

Dear Andrew,

Synplicity, Inc. (the “Company”) is pleased to confirm your promotion from Vice President of Corporate Applications Engineering to Vice President, Worldwide Engineering, effective May 12, 2005. In this position, you will be reporting to the Gary Meyers, President and Chief Executive Officer. It will also be recommended to the Board of Directors that you be named as an Officer of the company, subject to Section 16 provisions. As Vice President, Worldwide Engineering, you will lead Synplicity’s worldwide engineering efforts to meet company objectives.

Here are some details of the offer:

PAY: As a professional (exempt) employee, you will be paid on a salaried basis, with paydays occurring semi-monthly. Effective May 12, 2005, your annual pay will be $250,000, and you will participate in the Synplicity Variable Incentive Pay Plan. Your semi-monthly pay will be $8,854.17 (or $212,500 on an annualized basis) to be paid on the fifteenth and the last business day of each month. Additionally your annual variable incentive pay at target will be $37,500, paid in accordance with the Synplicity Variable Incentive Pay Plan.

STOCK: After starting in your new position, it will be recommended to the Compensation Committee of the Board of Directors to grant you a Non Qualified Stock Option grant for 80,000 shares of Synplicity common stock, in accordance with the 2000 Synplicity, Inc. Stock Option Plan, as amended, at the fair market value at the close on the date of grant. The options will vest over a four-year period at a rate of 1/48th per month, with the following vesting schedule: 10,000 shares in the first year, 15,000 shares in the second year, 25,000 shares in the third year, and 30,000 shares in the fourth year.

Your current Change of Control Option Acceleration Agreement remains in effect, and you will continue to be eligible for all other benefits offered to employees of the Company, such as group medical, dental, life and vision, as well as Short Term Disability, Long Term Disability and Travel AD&D insurance, 401K plan, Employee Assistance Program, Flexible Spending Account, Employee Stock Purchase Plan, Tuition Assistance and Health Club Reimbursement.

You will continue your accrual of Personal Time Off at your current rate of 6.67 hours per pay period, which may be used for sick leave, doctor appointments, vacation or any other type of paid time off. Our ten Holidays for 2004 include: New Years Day (January 3rd); Presidents Day (February 21st); Friday before Memorial Day (May 27th); Memorial Day (May 30th); Independence Day (July 4th); Labor Day (September 5th); Thanksgiving Day Holiday (November 24th and 25th); Christmas Holiday (December 23 rd and 26th).

You will continue to be bound by the confidentiality agreement that you signed upon employment with the company on October 12, 1995.

The terms of this promotion letter does not alter the nature of “At Will” employment. Both you and Synplicity agree that your employment is completely voluntary in nature, and will not be for a specific duration or term. Either you or Synplicity may terminate the employment relationship for any reason, with or without cause, and with or without notice.

Please sign below as an acknowledgement and acceptance of the terms set forth is this letter.

Andrew, we are very excited to have you in this new role. We are confident that with your leadership Synplicity will continue its success and go on to become an even more successful company.

Sincerely,

/s/ Gary Meyers
Gary Meyers, President and Chief Executive Officer

I acknowledge and accept the terms and conditions described herein.

/s/ Andrew Dauman	May 12, 2005
Andrew Dauman	Today’s Date